Woodpecker

Testimonials

Robin Gunn
Magistrate, Knox County Juvenile Court
"I am super excited about this. I used a Woodpecker form today to place a child in foster care, and it was by far the fastest I have ever been able to do so."

Michael Voigt
Paralegal, North Alabama Consulting
"I'm using Woodpecker on all my legal docs. So glad you did this...I'm going to provide training and video tutorials on Woodpecker and develop a collection of document templates using Woodpecker."

Courtney Howard
Paralegal, 5 Points Law Group
"We draft a ton of documents for our clients on a day-to-day basis, so Woodpecker's ability to drastically reduce the time it takes us to prepare court documents is huge!"

Carabeth Scheffelman
Legal Assistant, Dietrich and Associates, PC
"Woodpecker has been working fantastically for me to get the quick, repetitive stuff handled efficiently. I love that it is simple, just the basics. I couldn't find any other program that didn't have way more to offer than we needed"

Introduction

Woodpecker is a document automation platform that empowers modern law firms to automate and standardize their frequently used legal documents. Woodpecker enables attorneys to continue using Word, avoid migrating to a new platform, and spend a fraction of the cost of enterprise document management platforms. Our mission is to develop intuitive and affordable software for an underserved segment of the legal market that automates menial tasks and allows firms to get back to what matters.

Problem

Document standardization and reuse is a huge pain for small law firms that currently rely on error-prone & manual processes to prepare and disseminate legal documents. Existing tools are unintuitive, archaic, too expensive, and require migrating existing documents to a new platform or format.

There is no cross-platform solution for these firms that allows them to keep their existing processes and tools, is affordable and intuitive, and doesn't require migrating to an enterprise level platform.


Attorneys at small law firms
Expensive case management platforms
Fast & mistake-free legal document automation
Manual document assembly ("control + F")

Solution

Woodpecker enables the standardization and automated preparation of a firm's Word-based legal documents by empowering users to:

- Standardize new and existing legal documents
- Automatically create and prepare documents
- Eliminate mistakes & typos
- Keep using Word

Without Woodpecker, users are left with manual search-and-replace processes that consistently result in errors and waste time.


MUTUAL NON-DISCLOSURE AGREEMENT


Date
February 15, 2018
Party One
Annie Garrett
Party One Address
5587 Broadway
Boston, Massachusetts
02113
Party Two
Kenneth Huff

Market


153K small law firms U.S.
1.27M small law firms worldwide
1.2B MS Office users worldwide
U.S. law firms
International law firms
Consulting
Real estate
Insurance
"small firms" < 10 people

Our initial target market is that of small-medium sized law firms within the U.S. These firms lack the team & budget to commit to a more robust document management platform, but still have the document automation needs that larger solutions address. Woodpecker's goal is to provide a solution to these firm's document preparation and standardization needs, without the overhead that comes with upgrading to an expensive and difficult to integrate tool.

Ultimately we will expand to small-medium sized firms internationally, and eventually pursue additional verticals: Real Estate, Insurance, Consulting (initially U.S. then international).

Competitive Landscape

Existing competitors are archaic, too expensive, and difficult to acquire and integrate. User experience is an afterthought, and most tools are too expensive for small firms. Additionally, major competitors focus on enterprise level customers and ignore small-medium sized firms. Woodpecker's focus is on providing a cutting edge and easy to use/integrate solution that firms receive immediate benefit from.


Affordable
Expensive
Platform-specific & difficult to integrate
Platform-agnostic & easy to integrate
FormSwift
Woodpecker
TheFormTool
TurboLaw
LAWYAW
XpressDox
FILEVINE
ContractExpress

Business Model

Woodpecker is a "sticky" product in that once a firm begins to incorporate the toolset into their existing workflow, it's difficult to get rid of because of the document standardization, automation, and time savings that the platform provides. Woodpecker's "sticky-ness" coupled with a subscription pricing model and the continued development of features tailored specifically to attorney's workflows, will ensure that users become hooked and continue to pay for the service on a recurring basis.

Users receive a free 14 day trial of the Woodpecker paid tier upon downloading the add-in. After 14 days users are able to upgrade to a paid subscription to continue using the Woodpecker Pro feature-set, or can stay on the free plan for continued access to a limited feature-set.

Progress


Organic growth
- Microsoft Office store
- Word-of-mouth
- Content marketing / SEO
Channel partnerships
- Office 365 resellers
- Bar associations
- Legal-tech consultants
Sales & marketing
- Referral program
- Direct sales
- Email
Integrations & Affiliates
- White labeling
- Partnerships/integrations with other vendors
In progress
Not yet started

Success

Woodpecker was recently named “the best free Word add-in” by Zapier and has been featured in several legal technology and productivity blogs. We have an average of 300 monthly active users on the Woodpecker Free plan, and 30+ firms paying for the Woodpecker Pro tier (both growing month over month as we begin to pursue additional acquisition channels).

Press mentions:

- zapier.com: 22 Best Free Add-ins for Word, Excel, and PowerPoint Online →
- tech4law.co.za: Woodpecker Named "Best Free Word Add-in" →
- blog.trymason.com: 6 automation tools you didn’t know your team needed →

KPIs

- 2017 vs. 2018 performance:
- 300% increase in monthly active users
- 200% increase in website page views
- 2400% increase monthly recurring revenue

Team

Woodpecker is comprised of a team of experienced product, engineering, marketing, and sales experts with backgrounds in legal-tech, the Microsoft ecosystem, and delivery of B2B SaaS applications to traditionally underserved markets.



Alex Melehy Founder & CEO

As an experienced entrepreneur, Alex has co-founded multiple startups, including Boup, a platform for streamlining group travel. His experience as a product focused founder and engineer will ensure Woodpecker maintains a focus on building quality products while utilizing the cutting edge in available technologies. With Alex's multifaceted skill set and proven ability to develop and scale software products, Woodpecker's product line is sure to thrive and grow.



Michael Benson Sales Director

Mike is an accomplished business development professional with five years of successful performance in the legal and marketing technology spaces. Mike is also the founder of Byron, an on demand assistant platform designed to give individuals and teams the ability to quickly outsource their busy work.



Juliana DiBona Marketing Director

Juliana is an experienced marketing and branding expert. Currently acting as Director of Digital Strategy for EPS Communications in Boston, she brings a deep sense of empathy for Woodpecker users and has been able to grow Woodpecker's inbound acquisition channel by over 80% .



Pablo Ledesma Software Engineer

Pablo is an experienced software engineer with a passion for technology, web development, and mobile development. His experience with UI-centric products has helped Woodpecker maintain a focus on user experience and usability, ultimately resulting in an exceptional user journey within the product.



Vivek Athukuri Software Engineer

Vivek is an accomplished software engineer with experience across a multitude of languages, frameworks and products. His focus on backend technologies has ensured the Woodpecker's infrastructure effortlessly scales with as our user base grows.

Advisors and Investors



Per Werngren
Per has been a serial entrepreneur for the last 20+ years with a focus on IT and the Microsoft ecosystem.



Christian Galvin
Christian is an entrepreneur at heart consumed by problem solving. Currently running the sales organization at Jana as VP of Sales, Christian specializes in go-to-market and sustainable sales strategies for SaaS products.



Spencer Scott
Spencer is an accomplished executive with a history of leading profitable organizations and driving revenue growth domestically and internationally. Spencer utilizes large company skills and expertise to launch start-ups and grow small businesses through training and organizational accountability.

Use of Proceeds

- Develop & solidify scalable go-to-market strategy across various channels.
- Double down on existing user acquisition channels.
- Expand to additional channels.
- Refine the product and develop new user-requested features.
- Grow community of Woodpecker user ambassadors and evangelists.
- Grow the Woodpecker team.

Be a part of Woodpecker

This is an offering of Units, under registration exemption 4(a)(6), in Woodpecker Technologies, LLC. This offering must raise at least $10,000 by August 30, 2018 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Woodpecker may issue additional securities to raise up to $107,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,070,000 units × $0.10 per unit
= $1,107,000 implied valuation

Financials

We plan to use the funds from this raise to develop and solidify our go-to-market strategy. Over the next 6 - 12 months we will prove or disprove our list of potential channels and attach acquisition costs and ROI to each one. Ultimately, we anticipate we will have a solidified user acquisition strategy across several channels which will set us up for a subsequent fundraising round. The subsequent round will then be used to act on the solidified go-to-market.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

Woodpecker's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

Ask Woodpecker a question

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.